Exhibit 10.36

The Goldman Sachs Group, Inc.

SIGNATURE CARD FOR             AWARDS

AND CONSENT TO RECEIVE ELECTRONIC DELIVERY

IMPORTANT: PLEASE REVIEW, EXECUTE AND RETURN THIS FORM TO: EQUITY COMPENSATION

(DIVISION OF HCM), 200 WEST STREET, 14th FLOOR, NEW YORK, NY 10282.

YOU MUST PROPERLY EXECUTE THIS FORM TO ACKNOWLEDGE ACCEPTANCE OF THE TERMS AND CONDITIONS OF YOUR AWARD(S) AND RELATED MATTERS.

1. I have received and agree to be bound by The Goldman Sachs Amended and Restated Stock Incentive Plan (2013) (the “SIP”) and the Award Agreement(s) applicable to me in connection with the              Award(s) (the “Award(s)”) that I have been granted by the Firm (as defined in the SIP). I confirm that I am accepting the Award(s) subject to the terms and conditions contained in the SIP, the Award Agreement(s), and this Signature Card, including, but not limited to, the requirement that certain disputes be decided through arbitration in New York City and be governed by New York law. For the avoidance of doubt, references to a “share” or “Share” herein mean a share of the common stock of The Goldman Sachs Group, Inc. (“GS Inc.”) and, where applicable, deliveries of cash or other property in lieu thereof.

As a condition of this grant, I understand that the Award(s) (as well as any other award that the Firm may grant to me under the SIP) is/are subject to other governing law provisions (as outlined in this signature card (the “Signature Card”), in the current or otherwise then current Award Summary (as defined below) or otherwise as may be required under applicable law) and, as a condition to receiving such awards, I agree to be bound thereby. I also understand that the Firm may grant to me other awards under the SIP that also may contain (among other terms and conditions) arbitration and other governing law provisions and, as a condition to receiving such awards, I agree to be bound thereby. As a condition of this grant, I agree to provide upon request an appropriate certification regarding my U.S. tax status on Form W-8BEN, Form W-9, or other appropriate form, and I understand that failure to supply a required form may result in the imposition of backup withholding on certain payments I receive pursuant to this grant.

I understand and acknowledge that I am agreeing to arbitrate all claims relating to the SIP in accordance with the arbitration procedure set forth in the SIP and the Award Agreement(s). If I am employed in the U.S. or if I am otherwise subject to U.S. Federal, State, or local employment laws, I further agree to arbitrate, in accordance with the SIP-related arbitration procedure and to the fullest extent permitted by law, all claims arising out of or relating to my employment with the Firm or the termination thereof, or otherwise concerning any rights, obligations or other aspects of my employment relationship with the Firm (collectively, “Employment-Related Matters”); provided, however, that this arbitration agreement shall not apply to claims (including lawsuits) that had been filed by me or on my behalf with an enforcement or adjudicatory body prior to the date I execute this Signature Card. I agree that all provisions in the SIP (specifically Section 3.17 thereof) and any applicable Award Agreements that relate to arbitration and SIP-related dispute resolution (including without limitation the provisions concerning New York choice of law and New York City choice of forum) shall be applicable to resolution of disputes concerning Employment-Related Matters; provided, however, that Employment-Related Matters that do not relate to the SIP need not be presented to the Committee or the SIP Committee (each, as defined in the SIP) prior to being submitted to arbitration. None of the SIP, the Award Agreement(s), or this Signature Card includes an agreement to arbitrate claims on a collective, class or representative basis. I explicitly agree that, to the fullest extent permitted by applicable law, no arbitrator shall have the authority to consider class, collective or representative claims, to order consolidation or to join different claimants or grant relief other than on an individual basis to the individual claimant involved and that, notwithstanding any applicable forum rules to the contrary, to the extent there is a question of enforceability of this agreement arising from a challenge to the arbitrator’s jurisdiction or to the arbitrability of a claim, it shall be decided by a court and not an arbitrator. I also understand and agree that all references to the New York Stock Exchange in Section 3.17 of the SIP also shall be read as references to the Financial Industry Regulatory Authority and that, for the avoidance of doubt, the Federal Arbitration Act governs interpretation and enforcement of all arbitration provisions under the SIP and this Signature Card, and all arbitration proceedings thereunder. I understand and agree that nothing herein creates a substantive right to bring a claim under U.S. Federal, State, or local employment laws.

I irrevocably grant full power and authority to GS Inc. to register in its name, or that of any designee, any and all Restricted Shares (as defined in the applicable Award Agreement), Shares at Risk (as defined in the applicable Award Agreement) or other shares of GS Inc. common stock that have been or may be delivered to me subject to transfer restrictions or forfeiture provisions, and I irrevocably authorize GS Inc., or its designee, to sell, assign or transfer such shares to GS Inc. or such other persons as it may determine in the event of a forfeiture of such shares pursuant to any agreement with GS Inc.

Further, as a condition of this grant, if I am a person who has worked in the United Kingdom at any time during the earnings period relating to any award under the SIP, as determined by the Firm, when requested and as directed by the Firm, I will agree to a Joint Election under s431 ITEPA 2003 of the laws of the

United Kingdom for full or partial disapplication of Chapter 2 Income Tax (Earnings and Pension) Act 2003 under the laws of the United Kingdom and will sign and return such election in respect of all future deliveries of Shares underlying the Award(s) and any previous grants made to me under the SIP and understand that the Firm intends to meet its delivery obligations in Shares with respect to my Award(s), except as may be prohibited by law or described in the accompanying Award Agreement(s) or supplementary materials.

If I have worked in Switzerland at any time during the earnings period relating to the Award(s) granted to me as determined by the Firm, (i) I acknowledge that my Award(s) are subject to tax in accordance with the rulings and method of calculation of taxable values to be agreed by the Firm with the Federal and/or Zurich/Geneva cantonal/communal tax authorities or as otherwise directed by the Firm, and (ii) I hereby agree to be bound by any rulings agreed by the Firm in respect of any Award(s), which is expected to result in taxation at the time of delivery of Shares, and (iii) I undertake to declare and make a full and accurate income tax declaration in respect of my Award(s) in accordance with the above ruling or as directed by the Firm.

2. I have read and understand the Firm’s “Notice Periods for Recipients of Year-End Equity-Based Awards” policy (the “Notice Policy”) available through the HR Workways® link on GSWeb or as otherwise provided to me, pursuant to which I am required to provide certain specified advance notice of my intent to leave employment with the Firm. By executing this form, I am agreeing to be bound by the Notice Policy as in effect from time to time and, where applicable, am agreeing to a permanent change in the terms and conditions of my employment. I agree to this change in consideration of my continued employment with the Firm and the Firm’s offer of the Award(s). I understand that the Notice Policy requires me, among other things, to provide my employing entity with advance written notice of my intention to leave employment with the Firm as follows:

•	In the Americas: 60 days in advance of my termination date;

•	In Europe, the Middle East, Africa and India: 90 days in advance of my termination date; and

•	In Japan and Asia Ex-Japan (including Australia and New Zealand and excluding India): 90 days in advance of my termination date if I am a Vice President or an Executive Director; 60 days in advance of my termination date in all other cases.

If, under local law or my contract of employment (for example, a Managing Director Agreement), I have a notice requirement that is longer than those specified above, I understand that the longer notice period will apply. I also understand that if my employment is subject to a probation period, the Notice Policy applies only if notice of termination is given after the probation period has ended.

I understand that if I fail to comply in any respect with the Notice Policy, I will have failed to meet an obligation I have under an agreement with the Firm, as a result of which the Firm may have certain legal and equitable rights and remedies, including, without limitation, forfeiture of the Award(s) and any other awards granted to me under the SIP. The Firm may forfeit such Award(s) for violation of the Notice Policy irrespective of whether this agreement constitutes a legally recognized permanent change to my terms and conditions of employment, and irrespective of whether applicable law permits me to make a payment in lieu of notice. In addition, the Firm may seek an order or injunction from a court or arbitration panel to stop a breach and may also seek other permissible remedies. The Firm may hold me personally liable for any damages it suffers as a result of the breach.

This agreement concerning my notice period is being made for and on behalf of my Goldman Sachs employing entity, and implementation of the Notice Policy does not create an employment relationship between me and GS Inc.

3. I have read and understand the Firm’s hedging and pledging policies (including, without limitation, the Firm’s “Policies With Respect to Transactions Involving GS Shares, Equity Awards and GS Options by Persons Affiliated with GS Inc.”), and agree to be bound by them (with respect to the Award(s) and any prior awards under the SIP), both during and following my employment with the Firm.

4. As a condition to this grant, I agree to open and activate any brokerage, sub-trust, custody or similar account (an “Account”), as required or approved by the Firm in its sole discretion. I agree to access, review, execute and be bound by any agreements that govern any such Account, including any provisions that provide for the applicable restrictions on transfers, pledges and withdrawals of Shares, permitting the Firm to monitor any such Account, and the limitations on the liability of the party (which may not be affiliated with the Firm) providing the Account and the Firm. I understand and agree that the Firm may direct the transfer of securities, cash or other assets in my Account to the Firm in connection with any indebtedness or any other obligation that I have to the Firm, as determined by the Firm in its sole discretion, however such obligation may have arisen. I also agree to open an Account with any other custodian, broker, trustee, transfer agent or similar party selected by the Firm, if the Firm, in its sole discretion, requires me to open an account with such custodian, broker, trustee, transfer agent or similar party as a condition to delivery of Shares underlying the Award(s).

5. If the Firm advanced or loaned me funds to pay certain taxes (including income taxes and Social Security, or similar contributions) in connection with the Award(s) (or does so in the future), and if I have not signed a separate loan agreement governing repayment, I authorize the Firm to withhold from my compensation any amounts required to reimburse it for any such advance or loan to the extent permitted by applicable law.

I understand and agree that, if I leave the Firm, I am required immediately to repay any outstanding amount. I further understand and agree that the Firm has the right to offset, to the extent permitted by the Award Agreement and applicable law (including Section 409A of the U.S. Internal Revenue Code of 1986, as amended, which limits the Firm’s ability to offset in the case of United States taxpayers under certain circumstances), any outstanding amounts that I then owe the Firm against its delivery obligations under the Award(s), against any obligations to remove restrictions and/or other terms and conditions in respect of any Restricted Shares or Shares at Risk (each as defined in the applicable Award Agreement) or against any other amounts the Firm then owes me, including payments of dividends or dividend equivalent payments. I understand that the delivery of Shares pursuant to the Award(s) is conditioned on my satisfaction of any applicable taxes or Social Security contributions (collectively referred to as “tax” or “taxes” for purposes of the SIP and all related documents) in accordance with the SIP. To the extent permitted by applicable law, the Firm, in its sole discretion, may require me to provide amounts equal to all or a portion of any Federal, State, local, foreign or other tax obligations imposed on me or the Firm in connection with the grant, vesting or delivery of the Award(s) by requiring me to choose between remitting such amount (i) in cash (or through payroll deduction or otherwise), (ii) in the form of proceeds from the Firm’s executing a sale of Shares delivered to me pursuant to the Award(s) or (iii) as otherwise permitted in the Award Agreement(s). However, in no event shall any such choice or the choice specified in paragraph 6, below, determine, or give me any discretion to affect, the timing of the delivery of Shares or payment of tax obligations.

6. If I am an individual with separate employment contracts (at any time during and/or after the Firm’s              fiscal year), I acknowledge and agree that the Firm may, in its sole discretion, require (to the extent permitted by applicable law) that I provide for a reserve in an amount the Firm determines is advisable or necessary in connection with any actual, anticipated or potential tax consequences related to my separate employment contracts by requiring me to choose between remitting such amount (i) in cash (or through payroll deductions or otherwise) or (ii) in the form of proceeds from the Firm’s executing a sale of Shares delivered to me pursuant to the Award(s) (or any other of my awards outstanding under the SIP).

7. In connection with any Award Agreement or other interest I may receive in the SIP or any Shares that I may receive in connection with the Award(s) or any award I have previously received or may receive, or in connection with any amendment or variation thereof or any documents listed in paragraph 8, I hereby consent to (a) the acceptance by me of the Award(s) electronically, (b) the giving of instructions in electronic form whether by me or the Firm, and (c) the receipt in electronic form at my email address maintained at Goldman Sachs or via Goldman Sachs’ intranet site (or, if I am no longer employed by the Firm, at such other email address as I may specify, or via such other electronic means as the Firm and I may agree) all notices and information that the Firm is required by law to send to me in connection therewith including, without limitation, any document (or part thereof) constituting part of a prospectus covering securities that have been registered under the U.S. Securities Act of 1933, the information contained in any such document and any information required to be delivered to me under Rule 428 of the U.S. Securities Act of 1933, including, for example, the annual report to security holders or the annual report on Form 10-K of GS Inc. for its latest fiscal year, and that all prior elections that I may have made relating to the delivery of any such document in physical form are hereby revoked and superseded. I agree to check Goldman Sachs’ intranet site (or, if I am no longer employed by the Firm, such other electronic site as notified to me by the Firm) periodically as I deem appropriate for any new notices or information concerning the SIP. I understand that I am not required to consent to the receipt of such documents in electronic form in order to receive the Award(s) and that I may decline to receive such documents in electronic form by contacting Equity Compensation (division of HCM), 200 West Street, 14th Floor, New York, NY 10282, telephone (212) 357-1444, which will provide me with hard copies of such documents upon request. I also understand that this consent is voluntary and may be revoked at any time on three business days’ written notice.

8. I hereby acknowledge that I have received in electronic form in accordance with my consent in paragraph 7 the following documents:

•	The Goldman Sachs Amended and Restated Stock Incentive Plan (2013);
•	Summary of The Goldman Sachs Amended and Restated Stock Incentive Plan (2013);

•	The Annual Report for The Goldman Sachs Group, Inc.;

•	The annual report on Form 10-K for The Goldman Sachs Group, Inc. for the fiscal year ended December 31, ;

•	The Award Agreement(s); and

•	Summaries of the Award(s) (“Award Summary”).

9. I expressly authorize any appropriate representative of the Firm to make any notifications, filings or remittances of funds that may be required in connection with the SIP or otherwise on my behalf. Further, if I am an employee who is resident in South Africa at a relevant time, by accepting my Award(s), I expressly authorize any appropriate representative of the Firm to make any required notification on my behalf to the Financial Surveillance Department of the South African Reserve Bank (or its authorized dealer) in relation to my participation in the SIP and to any acquisition of Shares for no consideration under the SIP or other similar filing that may otherwise be required in South Africa. I acknowledge that any such authorization is effective from the date of acceptance of my Award(s) until such time as I expressly revoke the authorization by written notice to any appropriate representative of the Firm. I understand that this authorization does not create any obligation on the Firm to deal with any such notifications, filings or remittances of funds that I may be required to make in connection with the SIP and I accept full responsibility in this regard.

10. The granting of the Award(s), the delivery of the underlying Shares and any subsequent dividends or dividend equivalent payments, and the receipt of any proceeds in connection with the Award(s) may result in legal or regulatory requirements in some jurisdictions. I understand and agree that it is my responsibility to ensure that I comply with any legal or regulatory requirements in respect of the Award(s).

11. I confirm that I have filed all tax returns that I am required to file and paid all taxes I am required to pay with respect to awards previously granted to me by the Firm, and I agree, with respect to both the Award(s) as well as awards previously granted to me by the Firm, to file all tax returns I am required to file and to pay all taxes I am required to pay.

Consent to Data Collection, Processing and Transfers:

I understand and agree that in connection with the SIP and any other Firm benefit plan (the “Programs”), to the extent permitted under the laws of the applicable jurisdiction, the Firm may collect, process, transfer/transmit (internationally), and use various data that is personal to me, including my name, address, work location, hire date, Social Security or Social Insurance or taxpayer identification number (required for tax purposes), type and amount of SIP or other benefit plan award, citizenship or residency (required for tax purposes) and other similar information reasonably necessary for the administration of such Programs (collectively referred to as “Information”) and provide such Information to its affiliates, Computershare Limited and its affiliates (collectively “Computershare”) and Fidelity Stock Plan Services, LLC, Fidelity Personal Trust Company, FSB and any of their affiliates (collectively “Fidelity”) or any other service provider, whether in the United States or elsewhere, as is reasonably necessary for the administration of the Programs and under the laws of these jurisdictions. I understand that, in certain circumstances, foreign courts, law enforcement agencies or regulatory agencies may be entitled to access the Information. I understand that, unless I explicitly authorize otherwise, the Firm, its affiliates and its service providers (through their respective employees in charge of the relevant electronic and manual processing) will collect, process, transfer/transmit (internationally), and use this Information only for purposes of administering the Programs. I understand that, in the United States and in other countries to which such Information may be transferred for the administration of the Programs, the level of data protection is not equivalent to data protection standards in the member states of the European Union, Canada or certain Canadian provinces or my home country. I understand that, upon request, to Equity Compensation (division of HCM), 200 West Street, 14th Floor, New York, NY 10282, telephone (212) 357-1444, to the extent required under the laws of the applicable jurisdiction, I may have access to and obtain communication of the Information and may exercise any of my rights in respect of such Information, including objecting to the collecting, processing, (international) transfer/transmission, and any use of the Information and requesting that the Information be corrected (if wrong), completed or clarified (if incomplete or equivocal), or erased (if cannot legally be collected or kept). Upon request, to the extent required under the laws of the applicable jurisdiction, Equity Compensation (division of HCM) will also provide me, free of charge, with a list of all the service providers used in connection with the Programs at the time of request. I understand that, if I refuse to authorize the collecting, processing, use and (international) transfer/transmission of the Information consistent with the above, I may not benefit from the Programs. I authorize the collecting, processing, use and (international) transfer/transmission of the Information consistent with the above for the period of administration of the Programs. In particular, I authorize (within the limits described above): (i) the data processing by the Firm (which means GS Inc. and its subsidiaries and affiliates); (ii) the data processing by Fidelity or Computershare; (iii) the data processing by the Firm’s other service providers; and (iv) the data transfer to the United States and other countries. A list of the Firm’s international offices and countries to which data that is personal to me can be transferred is set forth at http://www2.goldmansachs.com/who-we-are/locations/index.html. I further acknowledge that the Information may be retained by the aforementioned persons beyond the period of administration of the Programs to the extent permitted under the laws of the applicable jurisdiction and I so authorize.

[NON-COMPETITION AND NON-SOLICITATION RESTRICTIONS FOR EMPLOYEES PROVIDING SERVICES IN ASIA

In addition to and without limiting any provisions in the SIP or the applicable Award Agreement(s) (including without limitation the Award vesting, delivery, forfeiture, termination or repayment provisions) unless provided otherwise in the Restrictions, if I am providing services to the Firm in Asia or to BGH, in view of my importance to the Firm and/or BGH, I hereby agree to and acknowledge the following:

(a) I hereby agree that the Firm or BGH would likely suffer significant harm from me competing with the Firm or BGH for some period of time after my employment ends. Accordingly, I hereby agree that I will not, without the written consent of the Firm or BGH, during the Restricted Period in the Geographic Area:

(i) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Covered Competitive Enterprise; or

(ii) associate (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Covered Competitive Enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any activity:

A. which is similar or substantially related to any activity in which I was engaged, in whole or in part, at the Firm or BGH,

B. for which I had direct or indirect managerial or supervisory responsibility at the Firm or BGH, or

C. which calls for the application of the same or similar specialized knowledge or skills as those utilized by me in my activities with the Firm or BGH,

at any time during the one-year period immediately prior to the end of the Asia Service Period, and, in any such case, irrespective of the purpose of the activity or whether the activity is or was in furtherance of advisory, agency, proprietary or fiduciary business of either the Firm or BGH or the Covered Competitive Enterprise.

(By way of example only, this provision precludes an “advisory” investment banker from joining a leveraged-buyout firm, a research analyst from becoming a proprietary trader or joining a hedge fund, or an information systems professional from joining a management or other consulting firm and providing information technology consulting services or advice to any Covered Competitive Enterprise, in each case without the written consent of the Firm or BGH.)

(b) I hereby agree that during the Restricted Period, I will not, in any manner, directly or indirectly, (1) Solicit a Covered Client to transact business with a Covered Competitive Enterprise or to reduce or refrain from doing any business with the Firm or BGH, or (2) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm or BGH and a Covered Client.

(c) I hereby agree that during the Restricted Period, I will not, in any manner, directly or indirectly:

(i) Solicit any Covered Personnel to resign from the Firm or BGH or to apply for or accept employment, consultancy, partnership, membership or similar status with a Covered Competitive Enterprise;

(ii) hire or participate in the hiring of any Covered Personnel (whether as an employee, consultant, or otherwise) by a Covered Competitive Enterprise;

(iii) participate in the decision to offer Covered Personnel employment, consultancy, admission into partnership, membership or similar status with a Covered Competitive Enterprise; or

(iv) participate in the identification of Covered Personnel for potential hiring, consultancy or admission into partnership, membership or similar status with a Covered Competitive Enterprise.

I acknowledge that I will have violated this provision if, during the Restricted Period, any Covered Personnel are Solicited, hired, made a consultant or are accepted into partnership, membership or similar status:

(i) by any Covered Competitive Enterprise which I form, which bears my name, or in which I am a partner, a member or have similar status, or in which I possess or control a greater than de minimis equity ownership, voting or profit participation; or

(ii) by any Covered Competitive Enterprise, and I have, or are intended to have, direct or indirect managerial or supervisory responsibility for such Covered Personnel.

(d) I acknowledge and agree that these Restrictions form part of my terms and conditions of employment. I also acknowledge and agree that these Restrictions supersede any part of any other agreement (which, for the avoidance of doubt, excludes the SIP and the Award Agreement(s)), written or oral, that I am subject to in respect of the same subject matter unless I am notified in writing to the contrary.

(e) Prior to accepting employment with any other person or entity during the Restricted Period, I will provide any prospective employer with written notice of the Restrictions with a copy containing the prospective employer’s name and contact information delivered simultaneously to the Firm.

(f) I understand that the Restrictions may limit my ability to earn a livelihood in a business similar to the business of the Firm or BGH. I acknowledge that a violation on my part of any of the Restrictions would cause immeasurable and irreparable damage to the Firm or BGH. Accordingly, I agree that the Firm and/or BGH will be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any of the Restrictions in addition to any other remedies it or they may have. In the event that I violate any of the Restrictions, I acknowledge that the Restricted Period shall automatically be extended by the period of time that I was in violation of the said Restriction(s). I also acknowledge that a violation of any of the Restrictions would constitute my failure to meet an obligation I have under an agreement between me and the Firm that was entered into in connection with my employment with the Firm and/or BGH, may be detrimental to the Firm and/or BGH and would constitute “Cause” for purposes of any equity-based awards granted to me by the Firm and/or BGH and will result in my forfeiting such equity-based awards.

(g) If any provision (or part of a provision) of the Restrictions is held by a court of competent jurisdiction to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining such provisions will not be affected thereby; provided, however, that if any of the Restrictions are held by a court of competent jurisdiction to be invalid, illegal or unenforceable because it exceeds the maximum time period such court determines is acceptable to permit such provision to be enforceable, such Restrictions will be deemed to be modified to the minimum extent necessary to modify such time period in order to make such provision enforceable hereunder.

(h) The promises contained in the Restrictions are provided by me for the benefit of each Firm entity and BGH and I acknowledge and agree that each such entity may independently enforce the Restrictions against me. Any benefit that I give or am deemed to have given by virtue of the Restrictions is received jointly and severally by each Firm entity (including, for the avoidance of doubt, any Firm entity to which I provide services from time to time) and BGH.

(i) For the purposes of the Restrictions, GS Inc. enters into the SIP and Award Agreement(s) applicable to me in connection with the Award(s) in its own capacity and as agent for each other Firm entity and BGH. The consideration for the promises in these Restrictions is given to me by GS Inc. on its own behalf and on behalf of each other Firm entity (including, for the avoidance of doubt, any Firm entity to which I provide services from time to time) and BGH.

(j) I acknowledge that the Restrictions set out in this clause are reasonable and necessary for the protection of the legitimate interests of the Firm and/or BGH, and that, having regard to those interests, such restrictions do not impose an unreasonable burden on me.

(k) The Restrictions shall remain in full force and effect and survive the termination of my employment for any reason whatsoever.

(l) If I am a Managing Director subject to a Goldman Sachs Group, Inc. Managing Director Agreement, the Restrictions shall not apply to me.

(m) If I am a Private Wealth Management employee subject to an Employee Agreement Regarding Confidential and Proprietary Information and Materials and Non-Solicitation, I will be subject to the restrictions contained in clause (a) of the Restrictions but will not be subject to the restrictions contained in clauses (b) and (c) of the Restrictions. Nothing in the Restrictions will affect the operation of the Employee Agreement Regarding Confidential and Proprietary Information and Materials and Non-Solicitation.

(n) For the purposes of the Restrictions only, the following terms have the following meanings:

“Asia” means each state and territory in Australia, Brunei, Hong Kong SAR, India, Indonesia, Japan, Korea, Labuan, Macau SAR, Malaysia, Mongolia, New Zealand, Papua New Guinea, the Philippines, the PRC, Singapore, Taiwan, Thailand and Vietnam.

“Asia Service Period” means the period during which I am located in Asia and contracted to provide services to a member of the Firm in Asia or BGH. For the avoidance of doubt, the Asia Service Period does not end when I transfer to another member of the Firm in Asia or BGH.

“BGH” means Beijing Gao Hua Securities Company Limited, its subsidiaries and affiliates, and its or their respective successors.

“Covered Client” means any client or prospective client of the Firm or BGH (i) to whom I provided services in the one year period immediately prior to the end of the Asia Service Period, or (ii) for whom I transacted business in the one year period immediately prior to the end of the Asia Service Period, or (iii) whose identity became known to me in connection with my relationship with or employment by the Firm or BGH in the one year period immediately prior to the end of the Asia Service Period and with respect to whom I had access to confidential information.

“Covered Competitive Enterprise” means a business enterprise that (i) engages in any activity, or (ii) owns or controls a significant interest in any entity that engages in any activity that, in either case, competes anywhere with any activity in which the Firm or BGH is engaged. The activities covered by the previous sentence include, without limitation, financial services such as investment banking, public or private finance, lending, financial advisory services, private investing (for anyone other than me and members of my family), merchant banking, asset or hedge fund management, insurance or reinsurance underwriting or brokerage, property management, or securities, futures, commodities, energy, derivatives or currency brokerage, sales, lending, custody, clearance, settlement or trading.

“Covered Extended Absence” means my absence from active employment for at least 180 days in any 12-month period as a result of my incapacity due to mental or physical illness, as determined by the Firm or BGH (as applicable).

“Covered Personnel” means any Firm or BGH employee or consultant with whom I had material contact or dealings in the one year period immediately prior to the end of the Asia Service Period or in relation to whom I had access to confidential information.

“Effective Date” means (i) if the termination is for cause or Covered Extended Absence, the date on which such termination occurs; or (ii) if I repudiate my employment contract, the date of repudiation as determined by the Firm or BGH (as applicable).

“Firm” means GS Inc., its subsidiaries and affiliates and its and their respective successors.

“Geographic Area” means (i) the jurisdiction in Asia in which I am located as of the date of execution of the Signature Card; and/or (ii) any other jurisdiction in Asia in relation to which I have substantial product and/or geographical market responsibilities in the one year period immediately prior to the end of the Asia Service Period; and/or (iii) any other jurisdiction in Asia in relation to which I have substantial employee managerial responsibilities in the one year period immediately prior to the end of the Asia Service Period; and/or (iv) any other jurisdiction in Asia in relation to which I provided services in the one year period immediately prior to the end of the Asia Service Period.

“PRC” means, for the purpose of the Restrictions, the People’s Republic of China, excluding Hong Kong SAR, Macau SAR and Taiwan.

“Restricted Period” means (i) in the event of the termination of my employment with the Firm in Asia or BGH, the Asia Service Period including any notice period applicable under the Notice Policy or, in the event I repudiate my notice requirement or exercise any statutory right to shorten the notice period or if my employment is terminated without notice, the Asia Service Period and the period of time equivalent to my notice requirement commencing from the Effective Date; or (ii) in the event of my employment with the Firm in Asia or BGH ending by reason of the transfer of my employment to another member of the Firm outside Asia, the Asia Service Period and the period of time equivalent to my notice requirement commencing from the conclusion of the Asia Service Period; or (iii) in the event of the termination of my secondment to the Firm in Asia or BGH and assignment or transfer of my employment to another member of the Firm outside Asia, the Asia Service Period and the period of time equivalent to my notice requirement commencing from the conclusion of the Asia Service Period.

“Restrictions” means the non-competition and non-solicitation restrictions for employees providing services in Asia as set out in (a) to (o) of this section of the Signature Card.

“Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

(o) Notwithstanding paragraph 1 of this Signature Card, the Restrictions shall be governed by and construed in accordance with the laws of the jurisdiction in which I am located and providing services to the Firm at the date of execution of the Signature Card. If I am located and providing services to the Firm in a state or territory in Australia, the laws of the jurisdiction shall be New South Wales. Notwithstanding paragraph 1, any Firm entity (including, for the avoidance of doubt, any Firm entity to which I provide services from time to time) or BGH may at any time elect to enforce the Restrictions in any competent court of any jurisdiction determined by such entity. ]

Other Legal Notices:

FOR ARGENTINA EMPLOYEES ONLY

This is a private offer. It is not subject to the supervision of the Comision Nacional de Valores (CNV) or any other governmental authority in Argentina.

FOR AUSTRALIA EMPLOYEES ONLY

GS Inc. undertakes that it will, at any time until the Delivery Date, within a reasonable period of you so requesting, provide you with a copy of the rules of the SIP and/or the Australian dollar equivalent of the market price of GS Inc.’s shares. This information may be obtained by sending a written request to Head of Securities Compliance – Goldman Sachs Australia Pty Ltd.

Any advice given by GS Inc. in connection with the SIP is general advice only. Nothing in the documentation is to be taken to constitute a recommendation or statement of opinion that is intended to influence a person or persons in making a decision to acquire any restricted stock units and you should consider obtaining your own financial product and/or legal advice from an independent person. The documentation does not take into account the objectives, financial situation or needs of any particular person. Before acting on the information contained in the documentation, or making a decision to participate, you should seek professional advice as to whether participation is appropriate in light of your personal circumstances.

Throughout the period in which you hold a Dividend Equivalent Right you may obtain copies of all information filed by GS Inc. with the U.S. Securities and Exchange Commission (“SEC”) which is accessible by GS Inc.’s shareholders and the general public (“shareholder information”) by going to the SEC’s website (www.sec.gov) or to the GS Inc. website, www.gs.com, and going to: http://www2.goldmansachs.com/our-firm/investors/financials/index.html. In addition, copies of any or all of these documents may be obtained free of charge by sending a written request to the Head of Securities Compliance – Goldman Sachs Australia Pty Ltd. You should be aware that shareholder information can affect the value of your Dividend Equivalent Rights from time to time.

FOR BRAZIL EMPLOYEES ONLY

Please note that the offer of an award under the SIP does not constitute a public offer in Brazil, and therefore it is not subject to registration with the Brazilian authorities.

According to Brazilian regulations, individuals resident in Brazil must inform the Central Bank of Brazil yearly the amounts of any nature, the assets and rights (including cash and other deposits) held outside of the Brazilian territory. Please consult your own legal counsel on the terms and conditions for presentation of such information.

By accepting the Award(s), you acknowledge that the Firm has provided you with Portuguese translations of the Award Summary, Award Agreement and Signature Card, but that the original English versions of these documents control. (Ao aceitar esta outorga, Você reconhece que a Empresa Ihe disponibilizou a versão em português do Award Summary, do Award Agreement e do Signature Card; porém a versão original em inglês desses documentos prevalecerá.)

FOR CHILE EMPLOYEES ONLY

Neither GS Inc., the SIP nor the Shares have been registered in the Securities Registry or in the Foreign Securities Registry of the Superintendencia de Valores y Seguros (SVS) and they are not subject to the control of the SVS. The SIP is ruled by General Regulation 336. As the Shares are not registered, the issuer has no obligation under Chilean law to deliver public information regarding the Shares in Chile. The Shares cannot be publicly offered in Chile unless they are registered with the SVS. The commencement date of the offer is the date on which these documents were first provided to you via email.

The official plan documents are in the English language. If you do not understand their content, please contact your HCM contact in order to obtain a Spanish version.

Ni GS Inc., ni el SIP, ni las Acciones, han sido registradas en el Registro de Valores o Registro de Valores Extranjeros que lleva la Superintendencia de Valores y Seguros (SVS) y ninguno de ellos está sujeto a la fiscalización de la SVS. Esta oferta de Acciones se acoge a la Norma de Carácter General 336. Por tratarse de valores no inscritos, el emisor de las Acciones no tiene obligación bajo la ley chilena de entregar en Chile información pública acerca de las Acciones. Las Acciones no pueden ser ofrecidas públicamente en Chile en tanto se registren en el Registro de Valores correspondiente. Se informa que la fecha de inicio de la presente oferta será aquella en que estos documentos fueron entregados a usted por primera vez vía email.

Los documentos oficiales del SIP se encuentran en idioma inglés. En caso que usted no entienda el contenido de estos documentos, por favor comuníquese con su encargado de recursos humanos, a fin de obtener una versión en español.

FOR THE PEOPLE’S REPUBLIC OF CHINA EMPLOYEES ONLY

All documentation in relation to the Award(s) is intended for your personal use and in your capacity as an employee of the Firm (and/or its affiliate) and is being given to you solely for the purpose of providing you with information concerning the Award(s) which the Firm may grant to you as an employee of the Firm (and/or its affiliate) in accordance with the terms of the SIP, this documentation and the applicable Award Agreement(s). The grant of the Award(s) has not been and will not be registered with the China Securities Regulatory Commission of the People’s Republic of China pursuant to relevant securities laws and regulations, and the Award(s) may not be offered or sold within the mainland of the People’s Republic of China by means of any of the documentation in relation to the Award(s) through a public offering or in circumstances which require a registration or approval of the China Securities Regulatory Commission of the People’s Republic of China in accordance with the relevant securities laws and regulations.

You agree that notwithstanding anything to the contrary under the SIP or the Award Agreement(s), the Award(s) may be settled in cash in Renminbi or such other currency, payable by your employing entity in the mainland of the People’s Republic of China or such other entity, in each case, as may be determined by the Firm in its sole discretion.

FOR FRANCE EMPLOYEES ONLY

Disclaimer: The current Award(s) is not covered by any prospectus which is the subject of the AMF’s approval. Grantees can only receive this award for their own account (“compte propre”) in the conditions laid down by articles L. 411-2, D. 411-1, D. 411-4, D. 744-1, D. 754-1 and D. 764-1 of the French Monetary and Financial Code. Any direct or indirect dissemination into the public of the financial instruments acquired can only take place within the conditions of articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Monetary and Financial Code.

By accepting the Award(s), you acknowledge that the Firm has provided you with French translations of the Award Summary, Award Agreement and Signature Card, but that the original English versions of these documents control.

The provisions of the Award Agreement will apply only in respect of the year to which the Award Agreement relates and will not in any circumstances create any right or entitlement to you for any future fiscal years.

Avertissement: La présente attribution ne donne pas lieu à un prospectus soumis au visa de l’Autorité des marchés financiers. Les personnes qui y participent ne peuvent le faire que pour compte propre dans les conditions fixées par les articles L. 411-2, D. 411-1, D. 411-4, D. 744-1, D. 754-1 et D. 764-1 du Code monetaire et financier. La diffusion, directe ou indirecte, dans le public des instruments financiers ainsi acquis, ne peut être réalisée que dans les conditions prévues aux articles L. 411-1, L. 411-2, L. 412-1 et L. 621-8 à L. 621-8-3 du Code monétaire et financier.

En acceptant cet octroi, vous reconnaissez que la Société vous a transmis une version français de l’Award Summary (Résumé de l’Octroi), l’Award Agreement (Contrat d’Octroi) et de la Signature Card (Carte de Signature), mais que seule la version originale en langue anglaise fait foi.

Les dispositions de l’Accord de prime s’appliquent uniquement à l’année concernée par l’Accord de prime et ne créent en aucune circonstance tous droits ou habilitations s’agissant des années fiscales à venir.

FOR GERMANY EMPLOYEES ONLY

The Award(s) are offered to you by GS Inc. in accordance with the terms of the SIP which are summarized in the Award Summary. More information about GS Inc. is available on www.gs.com. You are being offered the Award(s) under the SIP in order to provide an additional incentive and to encourage employee share ownership and so increase your interest in the Firm’s success. Please refer to the section entitled Shares Available for Awards in the SIP for information on the maximum number of GS Inc. shares that can be offered under the SIP. The obligation to publish a prospectus under the Prospectus Directive does not apply to the offer because of Article 4(1)(e) of that directive. This document is not a prospectus within the meaning of that directive.

Die Prämien werden Ihnen von der GS Inc. nach den in der Prämienübersicht aufgeführten Bestimmungen des Erwerbsplans angeboten. Weitere Informationen über GS Inc. finden Sie unter www.gs.com. Die Prämien werden Ihnen im Rahmen des Erwerbsplans zu Ihrer Motivation angeboten und um Sie durch das Halten von Aktien am Erfolg des Unternehmens teilhaben zu lassen. Informationen zur Anzahl der im Rahmen des Plans angebotenen GS Inc.-Aktien entnehmen Sie bitte dem Abschnitt Shares Available for Awards (Als Prämien erhältliche Aktien) im Erwerbsplan. Es besteht auf Grund von Artikel 4(1)(e) der Prospektrichtlinie für dieses Angebot keine Verpflichtung zur Veröffentlichung eines Emissionsprospekts. Dieses Dokument ist kein Prospekt im Sinne dieser Richtlinie.

FOR HONG KONG EMPLOYEES ONLY

WARNING:

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in doubt about any of the contents of this document, you should obtain independent professional advice.

By accepting the Award(s), you acknowledge and accept that you will not be permitted to transfer awards to persons who fall outside the definition of ‘qualifying persons’ in the Companies Ordinance (i.e., a person who is not a current or former director, employee, officer, consultant of the Firm or a person other than the offeree’s wife, husband, widow, widower, child or step-child under the age of 18 years, or as otherwise defined), even if otherwise permitted under the SIP or any of the related documents.

FOR INDIA EMPLOYEES ONLY

This website does not invite offers from the public for subscription or purchase of the securities of any body corporate under any law for the time being in force in India. The website is not a prospectus under the applicable laws for the time being in force in India. GS Inc. does not intend to market, promote, invite offers for subscription or purchase of the securities of any body corporate by this website. The information provided on this website is for the record only. Any person who subscribes or purchases securities of any body corporate should consult his own investment advisers before making any investments. GS Inc. shall not be liable or responsible for any such investment decision made by any person.

FOR INDONESIA EMPLOYEES ONLY

By accepting the Award(s), you acknowledge that the Firm has provided you with Bahasa Indonesia translations of the Award Summary, Award Agreement and Signature Card, but that the original English versions of these documents control.

Dengan menerima Putusan, Anda menyatakan bahwa Perusahaan telah memberikan Anda terjemahan Bahasa Indonesia dari Ikhtisar Putusan, Perjanjian Putusan dan Perjanjian dengan Tanda Tangan, tapi versi asli dalam Bahasa Inggris dari dokumen-dokumen ini tetap mengendalikan.

FOR ITALY EMPLOYEES ONLY

No person resident or located in Italy other than the original recipients of this document and any other document related to the Award(s) may rely on such documents or their content. The offer of the Award(s) under the SIP (and the delivery of underlying Shares) is exempted from prospectus requirements under Italian securities legislation.

Under Italian rules, Italian taxpayers must report in their annual tax return the value of any financial instruments held abroad at year-end(such as financial and real estate assets). Please consult your own advisors regarding the terms and conditions of this reporting obligation.

FOR MONACO EMPLOYEES ONLY

By accepting your Award(s), you expressly renounce the jurisdiction of Monaco (and, if applicable, France and notably the application of articles 14 and 15 of the French Civil Code) in connection with any dispute relating to your Award(s).

FOR NEW ZEALAND EMPLOYEES ONLY

The Financial Markets Authority in New Zealand has issued the Securities Act (Overseas Employee Share Purchase Schemes) Exemption Notice 2002 (Notice), which sets out the way in which GS Inc. can offer you securities under the SIP. In accordance with the requirements of the Notice, the following information has been made available to you:

1.	GS Inc.’s most recent annual report on http://www2.goldmansachs.com/our-firm/investors/financials/index.html.

2.	The SIP documentation (which constitutes the current rules of the employee share purchase scheme for the purposes of the Notice) on https://hcm.web.gs.com/newaward.

3.	A copy of the Award Agreement on https://hcm.web.gs.com/newaward.

4.	GS Inc.’s most recent published financial statements on http://www2.goldmansachs.com/our-firm/investors/financials/index.html.

You may request copies of the documents listed above free of charge from Head of Securities Compliance – Goldman Sachs Australia Pty Ltd.

FOR POLAND EMPLOYEES ONLY

The Award(s) are offered to you by GS Inc. in accordance with the terms of the SIP which are summarized in the Award Summary. More information about GS Inc. is available on www.gs.com. You are being offered Award(s) under the SIP in order to provide an additional incentive and to encourage employee share ownership and so increase your interest in the Firm’s success. Please refer to the section entitled Shares Available for Awards in the SIP for information on the maximum number of GS Inc. shares that can be offered under the SIP. The obligation to publish a prospectus under the Prospectus Directive does not apply to the offer because of Article 4(1)(e) of that directive.

The Goldman Sachs Group, Inc. („GS Inc.”) przyznaje Państwu Premię (premie) zgodnie z warunkami Motywacyjnego Programu Akcji Pracowniczych opisanymi w Ogólnych Warunkach Przyznania Premii. Więcej informacji na temat GS Inc. można uzyskać na stronie www.gs.com. Oferowana Państwu na podstawie Motywacyjnego Programu Akcji Pracowniczych Premia ma stanowić dodatkową motywację i rozwijać akcjonariat pracowniczy a w konsekwencji zwiększyć Państwa zaangażowanie w sukces Firmy. Prosimy zapoznać się z działem zatytułowanym Akcje dostępne w ramach Premii w Motywacyjnym Programie Akcji Pracowniczych, w celu uzyskania informacji na temat maksymalnej liczby akcji GS Inc. oferowanych na podstawie Motywacyjnego Programu Akcji Pracowniczych. Obowiązek publikowania prospektu wynikający z Dyrektywy w Sprawie Prospektu Emisyjnego nie ma zastosowania do niniejszej oferty, ze względu na brzmienie art. 4 ust. 1 lit. (e) wskazanej powyżej dyrektywy.

FOR RUSSIA EMPLOYEES ONLY

None of the information contained in the documents referred to in paragraph 8 of this Signature Card or in this Signature Card constitutes an advertisement of the Award(s) in Russia and must not be passed on to third parties or otherwise be made publicly available in Russia. The Award(s) have not been and will not be registered in Russia and are not intended for “placement” or “public circulation” in Russia.

FOR SAUDI ARABIA EMPLOYEES ONLY

The Award(s) are offered to you on behalf of Goldman Sachs Saudi Arabia, Commercial Registration Number 1010256672, 25th Floor, Kingdom Tower, Post Office Box 52969, Riyadh 11573, Saudi Arabia. The SIP documents may not be distributed in the Kingdom except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of the SIP documents, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of the SIP documents. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of the SIP documents you should consult an authorized financial adviser.

FOR SPAIN EMPLOYEES ONLY

Please note that the offer of an Award under the SIP does not constitute a public offer in Spain, and therefore it is not subject to registration with the Spanish authorities. The Award(s) are offered to you by GS Inc. in accordance with the terms and conditions set forth in the SIP and the Award Agreement(s). The grantees may be subject to certain reporting obligations for the acquisition or disposal of Shares under the SIP, the opening of cash or brokerage bank accounts abroad and the transfer or receipt of funds. Please consult your own advisors regarding these and other legal or tax obligations that may be applicable.

FOR UK EMPLOYEES ONLY

This document does not have regard to the specific investment objectives, financial situation and particular needs of any specific person who may receive it. Recipients should seek their own financial advice.

The Award(s) are subject to the terms and conditions set forth in the SIP and the Award Agreement(s). The price of shares and the income from such shares (if any) can fluctuate and may be affected by changes in the exchange rate for U.S. Dollars. Past performance will not necessarily be repeated. Levels and bases of taxation may change from time to time. Investors should consult their own tax advisers in order to understand tax consequences. GS Inc. has (and its associates may have) a material interest in the shares and the investments that are the subject of this document.

Signature:	Date:

Print Name:	Employee ID #:

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